Ms. Wegner's non-derivative securities owned beneficially comprise the following securities:

(a) 1,468 restricted stock units ("RSUs") granted October 1, 2017 vesting in 4 equal annual installments beginning October 1, 2018 of which 734 RSUs and 247 shares are held (236 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting and 251 of the resulting shares were sold in the open market); (b) 3,744 RSUs granted January 1, 2018 vesting in 4 equal annual installments beginning January 1, 2019 of which 1,872 RSUs are held
(1,296 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting and 576 of the resulting shares were sold in the open market); (c)
403 RSUs granted March 15, 2018 vested in full on April 1, 2018 of which 179 of the resulting shares were sold to satisfy tax liabilities and 224 of the resulting shares were sold in the open market; (d) 4,044 performance restricted stock units ("PRSUs") granted April 1, 2018 vesting in 4 equal annual installment beginning on April 1, 2019 upon the achievement of annual recurring revenue bookings percentage growth goals during the period of January 1, 2018 through December 31, 2018 of which 2,022 PRSUs and 942 shares are held (757 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting and 323 of the resulting shares were sold in the open market); (e) 1,681 RSUs granted April 1, 2018 vesting in 4 equal annual installments beginning April 1,
2019 of which 840 RSUs and 544 shares are held (297 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (f) 290 RSUs granted
February 1, 2019 vesting in 4 equal annual installments beginning February 1,
2020 of which 217 RSUs are held (28 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting and 45 of the resulting shares were sold in open market); (g) 769 PRSUs were earned on April 1, 2019 upon the vesting of a percentage of PRSUs granted April 1, 2018 upon the Issuer's achievement of annual revenue goal, an adjusted EBITDA goal, and a net new bookings goal, during the period of January 1, 2018 through December 31, 2018 of which 524 shares are held (245 of the resulting shares were sold to satisfy tax liabilities incurred upon the vesting); (h) 479 RSUs were earned on April 1,
2019 of which 314 shares are held (165 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (i) 950 RSUs were granted on
April 1, 2019 vesting in 4 equal annual installments beginning April 1, 2020 of which 712 RSUs and 146 shares are held (92 of the resulting shares were sold to satisfy tax liabilities incurred upon vesting); (j) 4,331 RSUs were granted on
November 1, 2019 vesting in 4 equal annual installments beginning November 1,
2020; (k) 4,726 RSUs were granted on January 1, 2020 vesting in 4 equal annual installments beginning January 1, 2021; (l) 143 PRSUs were earned on April 1,
2020 upon the vesting of a percentage of PRSUs granted April 1, 2019 upon the
Issuer's achievement of an annual revenue goal and an adjusted EBITDA goal, during the period of January 1, 2019 through December 31, 2019 of which 88 shares are held (55 of the resulting shares were sold to satisfy tax liabilities incurred upon the vesting); and (m) 11,014 RSUs were granted on May 1, 2020 vesting in 3 equal annual installments beginning on May 1, 2021.  All RSUs granted are subject to continued employment.